Exhibit 10.2

Strictly private and confidential

To be opened by addressee only

BY HAND

26 March 2010

Mr. Shaun D. Lynn

Aythorpe Manor

Aythorpe Roding

Dunmow, Essex CM6 1PD

Dear Shaun:

Reference is made to your partnership interests in BGC Holdings, L.P. (“BGC Holdings” or the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008 (as further amended from time to time, the “Partnership Agreement”).

You acknowledge and agree to the following: (i) the Partnership shall purchase from you and redeem 702,625 REUs held by you with an associated Post-Termination Amount of $3,500,000 for a cash payment of $946,649 and an award of 544,534 non-exchangeable PSUs; (ii) the Partnership awarded you two grants of non-exchangeable PSUs in 2010, which total 591,577 PSUs in the aggregate; and (iii) of the 591,577 PSUs awarded in 2010, the Partnership shall purchase from you and redeem 133,105 PSUs for a cash payment of $797,033. All cash payments shall be less all applicable taxes, deductions, and withholdings, and payable to you as soon as practicable after such redemptions.

You agree to execute any and all documents as required by the Partnership in connection with executing the foregoing. This letter shall be governed by the terms and conditions of, as well as the same venue and choice of law provisions, governing the Partnership Agreement.

This letter agreement contains the entire agreement and understanding of each of the parties hereto with respect to the subject matter hereof, and neither party is relying upon any promises, representations or inducements, written, oral or otherwise, which are not set forth in this letter agreement.

This letter agreement may only be treated as an offer capable of acceptance if executed by Howard Lutnick on behalf of the Managing General Partner. It may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. Each such counterpart signature may be delivered via telecopier or email.

Sincerely, BGC HOLDINGS, L.P.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick

Accepted and Agreed: PARTICIPANT

Signature:	/s/ Shaun Lynn
Shaun Lynn

[Letter Agreement between BGC Holdings, L.P. and Shaun D. Lynn, dated March 26, 2010]